Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

July 16, 2015

CITIGROUP REPORTS SECOND QUARTER 2015 EARNINGS PER SHARE OF $1.51;
$1.45 EXCLUDING CVA/DVA(1)

NET INCOME OF $4.8 BILLION; $4.7 BILLION EXCLUDING CVA/DVA

REVENUES OF $19.5 BILLION; $19.2 BILLION EXCLUDING CVA/DVA

NET INTEREST MARGIN OF 2.95%

YEAR-TO-DATE CITICORP EFFICIENCY RATIO OF 55%

YEAR-TO-DATE RETURN ON AVERAGE ASSETS OF 1.03% EXCLUDING CVA/DVA

YEAR-TO-DATE RETURN ON TANGIBLE COMMON EQUITY OF 10.5% EXCLUDING CVA/DVA

YEAR-TO-DATE UTILIZED APPROXIMATELY $1.5 BILLION OF DEFERRED TAX ASSETS

RETURNED $1.7 BILLION OF CAPITAL TO SHAREHOLDERS;
 REPURCHASED 28 MILLION COMMON SHARES

COMMON EQUITY TIER 1 CAPITAL RATIO OF 11.4%(2)
SUPPLEMENTARY LEVERAGE RATIO OF 6.7%(3)

BOOK VALUE PER SHARE OF $68.27
TANGIBLE BOOK VALUE PER SHARE OF $59.18(4)

CITI HOLDINGS ASSETS OF $116 BILLION DECLINED 22% FROM PRIOR YEAR PERIOD
AND REPRESENTED 6% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, July 16, 2015 — Citigroup Inc. today reported net income for the second quarter 2015 of $4.8 billion, or $1.51 per diluted share, on revenues of $19.5 billion. This compared to net income of $181 million, or $0.03 per diluted share, on revenues of $19.4 billion for the second quarter 2014.

CVA/DVA was $312 million ($196 million after-tax) in the second quarter 2015, compared to negative $33 million (negative $20 million after-tax) in the prior year period. Second quarter 2014 results also included the impact of a $3.8 billion charge ($3.7 billion after-tax) to settle legacy RMBS and CDO-related claims.(5) Excluding CVA/DVA, revenues were $19.2 billion, down 2% from the prior year period. Excluding CVA/DVA and the impact of the mortgage settlement in the prior year period, earnings were $1.45 per diluted share, up 17% from prior year earnings of $1.24 per diluted share.

Michael Corbat, Chief Executive Officer of Citigroup, said, “Our results for the quarter show very balanced performance across our business lines.  We grew loans and deposits in constant dollars in Global Consumer Banking while also gaining wallet share among target clients in our Institutional Clients Group.  Citi Holdings remained profitable and we again reduced its assets, having completed the sales of additional consumer businesses. As we increased our capital return, we still continued to grow our regulatory capital, raising our Common Equity Tier 1 Capital ratio to 11.4%. Through active expense and balance sheet discipline, we are on track to reach our financial targets for the year.”

Citigroup ($ in millions, except per share amounts)	2Q’15	1Q’15	2Q’14	QoQ%	YoY%
Citicorp	17,797	17,902	17,435	-1%	2%
Citi Holdings	1,673	1,834	1,990	-9%	-16%
Total Revenues	$19,470	$19,736	$19,425	-1%	—

Adjusted Revenues(a)	$19,158	$19,809	$19,458	-3%	-2%

Expenses	$10,928	$10,884	$15,521	—	-30%

Adjusted Expenses(a)	$10,928	$10,884	$11,772	—	-7%

Net Credit Losses	1,920	1,957	2,189	-2%	-12%
Loan Loss Reserve Build/(Release)(b)	(453)	(239)	(641)	-90%	29%
Provision for Benefits and Claims	181	197	182	-8%	-1%
Total Cost of Credit	$1,648	$1,915	$1,730	-14%	-5%

Adjusted Cost of Credit(a)	$1,648	$1,915	$1,675	-14%	-2%

Income (Loss) from Cont. Ops. Before Taxes	$6,894	$6,937	$2,174	-1%	NM
Provision for Income Taxes	2,036	2,120	1,921	-4%	6%
Income from Continuing Operations	$4,858	$4,817	$253	1%	NM
Net income (loss) from Disc. Ops.	6	(5)	(22)	NM	NM
Non-Controlling Interest	18	42	50	-57%	-64%
Citigroup Net Income	$4,846	$4,770	$181	2%	NM

Adjusted Net Income(a)	$4,650	$4,817	$3,927	-3%	18%

Common Equity Tier 1 Capital Ratio(c)	11.4%	11.1%	10.6%
Supplementary Leverage Ratio(d)	6.7%	6.4%	5.8%
Return on Average Common Equity	9.1%	9.4%	0.2%
Book Value per Share	$68.27	$66.79	$66.64	2%	2%
Tangible Book Value per Share(e)	$59.18	$57.66	$56.78	3%	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the impact of the mortgage settlement in 2Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

(c) For additional information, please refer to Appendix D and Footnote 2.

(d) For additional information, please refer to Footnote 3.

(e) For additional information, please refer to Appendix E and Footnote 4.

Citigroup

Citigroup revenues were $19.5 billion in the second quarter 2015, approximately unchanged from the prior year period. Excluding CVA/DVA, revenues of $19.2 billion decreased 2% from the prior year period, as Citicorp revenues were approximately unchanged and Citi Holdings revenues decreased 16%. Excluding CVA/DVA and the impact of foreign exchange translation(6), Citigroup revenues increased 3% from the prior year period, as 5% growth in Citicorp revenues was partially offset by the decrease in Citi Holdings revenues. Citi Holdings revenues declined due to continued wind-down of the portfolio as well as the impact of classifying OneMain Financial as held-for-sale at the end of the first quarter 2015. As a result of the held-for-sale accounting treatment, approximately $160 million of net credit losses were recorded as a reduction in revenue during the second quarter 2015.

Citigroup’s net income increased to $4.8 billion in the second quarter 2015 from $181 million in the prior year period. Excluding CVA/DVA in both periods and the impact of the mortgage settlement in the prior year period, net income of $4.7 billion increased 18%, primarily driven by lower operating expenses, lower net credit losses and a lower effective tax rate, partially offset by the lower revenues and a reduced net loan loss reserve release. Citigroup’s effective tax rate was 29% in the current quarter, a decrease from 33% in the prior year period (excluding CVA/DVA and the impact of the mortgage settlement).

Citigroup’s operating expenses were $10.9 billion in the second quarter 2015, 30% lower than in the prior year period. Excluding the impact of the mortgage settlement in the prior year period, operating expenses fell 7%. In constant dollars, operating expenses fell 1%, mainly driven by lower legal and related expenses and repositioning costs. Operating expenses in the second quarter 2015 included legal and related expenses of $360 million, compared to $402 million in the prior year period, and $61 million of repositioning charges, compared to $397 million in the prior year period.

Citigroup’s cost of credit in the second quarter 2015 was $1.6 billion, a 5% decrease from the prior year period. Excluding the impact of the mortgage settlement, cost of credit decreased 2%, as a lower net loan loss reserve release was more than offset by lower net credit losses, including the impact of the previously-referenced recording of OneMain Financial’s net credit losses as a reduction in revenue.

Citigroup’s allowance for loan losses was $14.1 billion at quarter end, or 2.25% of total loans, compared to $17.9 billion, or 2.70% of total loans, at the end of the prior year period. Excluding the impact of the mortgage settlement, net loan loss reserve releases decreased 35% from the prior year period to $453 million. Citigroup asset quality continued to improve as total non-accrual assets fell 20% from the prior year period to $6.7 billion. Corporate non-accrual loans declined 5% to $1.2 billion, while consumer non-accrual loans declined 21% to $5.3 billion.

Citigroup’s loans were $632 billion as of quarter end, down 5% from the prior year period, and down 1% on a constant dollar basis. In constant dollars, 4% growth in Citicorp loans was more than offset by continued declines in Citi Holdings, driven primarily by reductions in the North America mortgage portfolio and the reclassification of loans to held-for-sale in connection with previously-announced agreements to sell OneMain Financial and Citi’s retail banking and credit card businesses in Japan.

Citigroup’s deposits were $908 billion as of quarter end, down 6% from the prior year period. In constant dollars, Citigroup’s deposits decreased 1%. In constant dollars, Citicorp deposits grew 3% driven by an 8% increase in Institutional Clients Group (ICG) deposits and a 3% increase in Global Consumer Banking (GCB) deposits, while Citi Holdings deposits declined 84%, driven by the previously disclosed reclassification of Japan retail banking deposits to other liabilities during the fourth quarter 2014, as well as the continued transfer of MSSB deposits to Morgan Stanley, which was completed as of the end of the second quarter 2015.

Citigroup’s book value per share was $68.27 and tangible book value per share was $59.18, each as of quarter end, representing 2% and 4% increases, respectively, compared to the prior year period. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 11.4%, up from 10.6% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the second quarter 2015 was 6.7%, up from an estimated 5.8% in the prior year period. During the second quarter 2015, Citigroup repurchased approximately 28 million common shares and returned a total of $1.7 billion to common shareholders in the form of share repurchases and common stock dividends.

Citicorp ($ in millions)	2Q’15	1Q’15	2Q’14	QoQ%	YoY%
Global Consumer Banking	8,549	8,662	8,944	-1%	-4%
Institutional Clients Group	8,878	9,028	8,402	-2%	6%
Corporate/Other	370	212	89	75%	NM
Total Revenues	$17,797	$17,902	$17,435	-1%	2%

Adjusted Revenues(a)	$17,494	$17,971	$17,467	-3%	—

Expenses	$9,824	$9,727	$10,499	1%	-6%

Net Credit Losses	1,662	1,549	1,747	7%	-5%
Loan Loss Reserve Build/(Release)(b)	(282)	(38)	(426)	NM	34%
Provision for Benefits and Claims	21	28	26	-25%	-19%
Total Cost of Credit	$1,401	$1,539	$1,347	-9%	4%

Net Income	$4,683	$4,624	$3,673	1%	27%

Adjusted Net Income(a)	$4,493	$4,668	$3,693	-4%	22%

Adjusted Revenues(a)
North America	7,964	8,224	7,971	-3%	—
EMEA	2,667	3,111	2,722	-14%	-2%
Latin America	2,943	2,909	3,294	1%	-11%
Asia	3,550	3,515	3,391	1%	5%
Corporate/Other	370	212	89	75%	NM

Adjusted Income from Continuing Ops.(a)
North America	1,955	2,108	2,188	-7%	-11%
EMEA	605	927	573	-35%	6%
Latin America	685	663	708	3%	-3%
Asia	1,030	1,035	680	—	51%
Corporate/Other	230	(19)	(384)	NM	NM

EOP Assets ($B)	1,711	1,710	1,761	—	-3%
EOP Loans ($B)	573	559	578	3%	-1%
EOP Deposits ($B)	900	888	913	1%	-1%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $17.8 billion in the second quarter 2015 increased 2% from the prior year period. CVA/DVA, reported within ICG, was $303 million in the second quarter 2015 ($190 million after-tax), compared to negative $32 million (negative $20 million after-tax) in the prior year period. Excluding CVA/DVA, revenues of $17.5 billion were approximately unchanged from the prior year period, as ICG revenues increased 2% and GCB revenues decreased 4%. Corporate/Other revenues were $370 million, a $281 million increase from the prior year period primarily driven by gains on debt buybacks and real estate sales in the recent quarter, partially offset by hedging activities.

Citicorp net income was $4.7 billion, 27% higher than the prior year period. Excluding CVA/DVA, Citicorp’s net income of $4.5 billion increased 22% from the prior year period, primarily driven by lower operating expenses, lower net credit losses and a lower effective tax rate, partially offset by a lower net loan loss reserve release.

Citicorp operating expenses were $9.8 billion, a 6% decrease from the prior year period. Excluding the impact of foreign exchange translation, operating expenses decreased 1% as ongoing efficiency savings and lower legal and related expenses and repositioning costs were largely offset by higher regulatory and compliance costs. Operating expenses in the second quarter 2015 included legal and related expenses of $297 million, compared to

$387 million in the prior year period, and $34 million of repositioning charges, compared to $354 million in the prior year period.

Citicorp cost of credit of $1.4 billion in the second quarter 2015 increased 4% from the prior year period. A 34% reduction in the net loan loss reserve release to $282 million was partially offset by a 5% decline in net credit losses to $1.7 billion. Citicorp’s consumer loans 90+ days delinquent decreased 21% from the prior year period to $2.1 billion, and the 90+ days delinquency ratio improved to 0.75% of loans.

Citicorp end of period loans decreased 1% from the prior year period to $573 billion. On a constant dollar basis, Citicorp end of period loans grew 4% versus the prior year period, with 6% growth in corporate loans to $290 billion and 1% growth in consumer loans to $284 billion.

Global Consumer Banking ($ in millions)	2Q’15	1Q’15	2Q’14	QoQ%	YoY%
North America	4,823	4,994	4,787	-3%	1%
Latin America	1,848	1,835	2,136	1%	-13%
Asia(a)	1,878	1,833	2,021	2%	-7%
Total Revenues	$8,549	$8,662	$8,944	-1%	-4%

Expenses	$4,618	$4,552	$5,120	1%	-10%

Net Credit Losses	1,579	1,551	1,738	2%	-9%
Loan Loss Reserve Build/(Release)(b)	(104)	(114)	(305)	9%	66%
Provision for Benefits and Claims	21	28	26	-25%	-19%
Total Cost of Credit	$1,496	$1,465	$1,459	2%	3%

Net Income	$1,625	$1,730	$1,557	-6%	4%

Income from Continuing Operations
North America	1,067	1,140	1,074	-6%	-1%
Latin America	225	244	275	-8%	-18%
Asia(a)	338	341	214	-1%	58%

(in billions of dollars)
Avg. Cards Loans	132	135	138	-2%	-4%
Avg. Retail Banking Loans	150	148	153	1%	-2%
Avg. Deposits	302	302	308	—	-2%
Investment Sales	27	27	26	2%	2%
Cards Purchase Sales	92	83	92	12%	—

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.5 billion decreased 4% from the prior year period, due to a 10% decline in international GCB revenues. On a constant dollar basis, revenues increased 1%, driven by growth in North America and Latin America GCB.

GCB net income rose 4% from the prior year period to $1.6 billion, as lower expenses were partially offset by lower revenues and higher credit costs. Operating expenses decreased 10% to $4.6 billion, and decreased 4% in constant dollars, reflecting ongoing efficiency savings and a decrease in repositioning expenses.

North America GCB revenues of $4.8 billion increased 1% compared to the prior year period, as higher revenues in retail banking were largely offset by lower revenues in Citi-branded cards. Retail banking revenues rose 11% from the prior year period to $1.3 billion, reflecting 7% growth in average loans, 7% growth in checking deposits, improved deposit spreads and increased mortgage origination revenues. Citi retail services revenues were unchanged at $1.6 billion, as spread improvements were offset by the continued impact of lower fuel prices and higher contractual partner payments. Citi-branded cards revenues of $1.9 billion decreased 5% versus the prior year period, as the continued impact of lower average loans was partially offset by the impact of 5% growth in purchase sales and an improvement in spreads.

North America GCB net income was $1.1 billion, down 1% versus the second quarter 2014, as the increase in revenues and lower operating expenses were more than offset by a higher cost of credit. Operating expenses declined 3% versus the prior year period to $2.3 billion, primarily driven by ongoing efficiency savings.

North America GCB credit quality continued to improve as net credit losses of $1.0 billion decreased 7% versus the prior year period. Net credit losses improved versus the prior year period in Citi-branded cards (down 12% to $503 million) and in Citi retail services (down 2% to $457 million). The net loan loss reserve release in the second quarter 2015 was $109 million, $287 million lower than in the prior year period, as credit continued to stabilize. Delinquency rates improved from the prior year period in both Citi-branded cards and Citi retail services.

International GCB revenues decreased 10% versus the second quarter 2014 to $3.7 billion. In constant dollars, revenues increased 1% versus the prior year period. Revenues in Latin America increased 3% to $1.8 billion, driven by volume-related growth in Mexico, partially offset by the impact of the sale of Citi’s consumer franchise in Honduras in the prior year period. Revenues in Asia were unchanged at $1.9 billion, as growth in retail banking and wealth management was offset by lower card revenues.

International GCB net income increased 16% from the prior year period to $557 million. In constant dollars, net income increased 25%, driven by the higher revenues, lower operating expenses and lower credit costs, partially offset by a higher effective tax rate. Operating expenses in the second quarter 2015 decreased 5% (decreased 15% on a reported basis) driven by lower repositioning expenses, partially offset by the impact of volume growth, higher regulatory and compliance costs and technology investments. Credit costs decreased 8% versus the prior year period (decreased 23% on a reported basis), as a 2% increase in net credit losses to $579 million was more than offset by a $65 million lower loan loss reserve build. In constant dollars the net credit loss rate was 1.83% of average loans in the second quarter 2015, compared to 1.95% in the prior year period.

Institutional Clients Group ($ in millions)	2Q’15	1Q’15	2Q’14	QoQ%	YoY%
Treasury & Trade Solutions	1,955	1,889	1,980	3%	-1%
Investment Banking	1,283	1,198	1,339	7%	-4%
Private Bank	746	708	658	5%	13%
Corporate Lending(a)	445	445	456	—	-2%
Total Banking	4,429	4,240	4,433	4%	—
Fixed Income Markets	3,062	3,483	3,080	-12%	-1%
Equity Markets	653	873	659	-25%	-1%
Securities Services	557	543	521	3%	7%
Other	(60)	(94)	(215)	36%	72%
Total Markets & Securities Services	4,212	4,805	4,045	-12%	4%
Product Revenues(b)	$8,641	$9,045	$8,478	-4%	2%
Gain / (loss) on Loan Hedges	(66)	52	(44)	NM	-50%
Total Revenues ex-CVA / DVA(c)	$8,575	$9,097	$8,434	-6%	2%
CVA / DVA	303	(69)	(32)	NM	NM
Total Revenues	$8,878	$9,028	$8,402	-2%	6%

Expenses	$4,821	$4,632	$4,743	4%	2%

Net Credit Losses	83	(2)	9	NM	NM
Credit Reserve Build/(Release)(d)	(178)	76	(121)	NM	-47%
Total Cost of Credit	$(95)	$74	$(112)	NM	15%

Net Income	$2,820	$2,928	$2,547	-4%	11%

Adjusted Net Income(c)	$2,630	$2,972	$2,567	-12%	2%

Adjusted Revenues(c)
North America	3,141	3,230	3,184	-3%	-1%
EMEA	2,413	2,869	2,415	-16%	—
Latin America	1,095	1,074	1,158	2%	-5%
Asia	1,926	1,924	1,677	—	15%

Adjusted Income from Continuing Ops.(c)
North America	888	968	1,114	-8%	-20%
EMEA	602	925	561	-35%	7%
Latin America	460	419	433	10%	6%
Asia	695	696	478	—	45%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on loan hedges.  For additional information, please refer to Footnote 7.

(b) Excludes CVA / DVA and gain / (loss) on loan hedges.

(c) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues increased 6% from the prior year period to $8.9 billion. Excluding the impact of CVA/DVA, revenues of $8.6 billion increased 2% from the prior year period, driven by 4% growth in Markets and Securities Services revenues.

Banking revenues of $4.4 billion were largely unchanged from the prior year period (excluding gain / (loss) on loan hedges in each period). Treasury and Trade Solutions (TTS) revenues of $2.0 billion decreased 1% versus the prior year period. On a constant dollar basis, TTS revenues grew 5%, as continued growth in deposit balances and spreads was partially offset by lower trade revenues. Investment Banking revenues of $1.3 billion decreased 4% versus the prior year period, as a 34% increase in advisory revenues to $258 million partially offset a 3% decrease in debt underwriting revenues to $729 million and a 25% decrease in equity underwriting revenues to $296 million. Private Bank revenues increased 13% from the prior year period to $746 million, driven by increased loan and deposit balances and growth in investments and capital markets products. Corporate Lending revenues declined 2% versus the prior year period to $445 million (excluding gain / (loss) on loan hedges in each period), as growth in average loans was more than offset by the impact of lower spreads and the impact of foreign exchange translation.

Markets and Securities Services revenues of $4.2 billion (excluding $303 million of CVA/DVA, versus negative $31 million in the prior year period) grew 4% from the prior year period. Fixed Income Markets revenues of $3.1 billion in the second quarter 2015 (excluding $283 million of CVA/DVA, compared to negative $36 million in the prior year period) decreased 1% from the prior year period, as continued strength in rates and currencies was more than offset by lower revenues in spread products. Equity Markets revenues of $653 million (excluding $21 million of CVA/DVA, compared to $4 million in the prior year period) decreased 1% versus the prior year period. The second quarter 2015 included a charge of $175 million to revenue for valuation adjustments related to certain financing transactions. Excluding these adjustments, Equity Markets revenues would have increased by 26%, mostly reflecting improvement in derivatives. Securities Services revenues of $557 million grew 7% versus the prior year period, reflecting increased activity and higher client balances, partially offset by the impact of foreign exchange translation.

ICG net income of $2.8 billion in the second quarter 2015 increased 11% from the prior year period. Excluding CVA/DVA, net income of $2.6 billion increased 2% from the prior year period, as the higher revenues were partially offset by higher operating expenses. ICG operating expenses increased 2% to $4.8 billion driven by higher regulatory and compliance costs, partially offset by ongoing efficiency savings and the impact of foreign exchange translation. ICG cost of credit was negative $95 million, compared to negative $112 million in the prior year period.

ICG average loans grew 2% versus the prior year period to $284 billion while end of period deposits increased 3% to $588 billion. In constant dollars, average loans were up 5% versus the prior year period, while end of period deposits increased 8%.

Citi Holdings ($ in millions)	2Q’15	1Q’15	2Q’14	QoQ%	YoY%
Total Revenues	$1,673	$1,834	$1,990	-9%	-16%

Adjusted Revenues(a)	$1,664	$1,838	$1,991	-9%	-16%

Expenses	$1,104	$1,157	$5,022	-5%	-78%

Adjusted Expenses(a)	$1,104	$1,157	$1,273	-5%	-13%

Net Credit Losses	258	408	442	-37%	-42%
Loan Loss Reserve Build/(Release)(b)	(171)	(201)	(215)	15%	20%
Provision for Benefits and Claims	160	169	156	-5%	3%
Total Cost of Credit	$247	$376	$383	-34%	-36%

Adjusted Cost of Credit(a)	$247	$376	$328	-34%	-25%

Net Income (Loss)	$163	$146	$(3,492)	12%	NM

Adjusted Net Income(a)	$157	$149	$234	5%	-33%

EOP Assets ($B)	116	122	148	-5%	-22%
EOP Loans ($B)	59	62	90	-5%	-35%
EOP Deposits ($B)	8	12	52	-35%	-85%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the impact of the mortgage settlement in 2Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $1.7 billion in the second quarter 2015 included CVA/DVA of $9 million, compared to negative $1 million in the prior year period. Citi Holdings revenues decreased 16% from the prior year period, driven by the overall wind-down of the portfolio and the impact of the previously-referenced recording of OneMain Financial net credit losses as a reduction in revenue. As of the end of the quarter, Citi Holdings assets were $116 billion, 22% below the prior year period, and represented approximately 6% of total Citigroup assets.

Citi Holdings net income was $163 million, compared to a loss of $3.5 billion in the prior year period. Excluding CVA/DVA in both periods and the impact of the mortgage settlement in the prior year period, Citi Holdings net income of $157 million declined by 33% from the prior year period, primarily reflecting the lower revenues, partially offset by lower operating expenses and a lower cost of credit. Citi Holdings operating expenses, excluding the impact of the mortgage settlement, declined 13% from the prior year period to $1.1 billion, primarily driven by the ongoing decline in Citi Holdings assets. Cost of credit decreased 36%, driven by the impact of the previously-referenced recording of OneMain Financial net credit losses as a reduction in revenue. Excluding the impact of the mortgage settlement, the net loan loss reserve release decreased 37% from the prior year period to $171 million, primarily due to lower reserve releases related to the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $3.4 billion at the end of the second quarter 2015, or 5.80% of loans, compared to $5.8 billion, or 6.40% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 43% to $1.5 billion, or 2.76% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	2Q’15	1Q’15	2Q’14	2Q’15	1Q’15	2Q’14
North America
Global Consumer Banking	4,823	4,994	4,787	1,067	1,140	1,074
Institutional Clients Group	3,141	3,230	3,184	888	968	1,114
Total North America	$7,964	$8,224	$7,971	$1,955	$2,108	$2,188

EMEA
Global Consumer Banking	254	242	307	3	2	12
Institutional Clients Group	2,413	2,869	2,415	602	925	561
Total EMEA	$2,667	$3,111	$2,722	$605	$927	$573

Latin America
Global Consumer Banking	1,848	1,835	2,136	225	244	275
Institutional Clients Group	1,095	1,074	1,158	460	419	433
Total Latin America	$2,943	$2,909	$3,294	$685	$663	$708

Asia
Global Consumer Banking	1,624	1,591	1,714	335	339	202
Institutional Clients Group	1,926	1,924	1,677	695	696	478
Total Asia	$3,550	$3,515	$3,391	$1,030	$1,035	$680

Corporate/Other	$370	$212	$89	$230	$(19)	$(384)

Citicorp	$17,494	$17,971	$17,467	$4,505	$4,714	$3,765

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 57649611.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2015 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2014 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
	Kamran Mumtaz	(212) 793-7682	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA
($ in millions)	2Q’15	1Q’15	2Q’14
Institutional Clients Group
Counterparty CVA(1)	$(29)	$(140)	$62
Asset FVA	92	(38)	—
Own-Credit CVA(1)	20	(34)	(50)
Liability FVA	(12)	56	—
Derivatives CVA(1)	$71	$(156)	$12
DVA on Citi Liabilities at Fair Value	232	87	(44)
Total Institutional Clients Group CVA / DVA	$303	$(69)	$(32)

Citi Holdings
Counterparty CVA(1)	9	1	1
Asset FVA	2	(4)	—
Own-Credit CVA(1)	0	(2)	(2)
Liability FVA	(0)	1	—
Derivatives CVA(1)	$10	$(4)	$(1)
DVA on Citi Liabilities at Fair Value	(1)	0	0
Total Citi Holdings CVA / DVA	$9	$(4)	$(1)
Total Citigroup CVA / DVA	$312	$(73)	$(33)

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup ($ in millions, except per share amounts)	2Q’15	1Q’15	2Q’14
Reported Revenues (GAAP)	$19,470	$19,736	$19,425
Impact of:
CVA / DVA	312	(73)	(33)
Adjusted Revenues	$19,158	$19,809	$19,458
Impact of:
FX Translation	—	(54)	(895)
Adjusted Revenues in Constant Dollars	$19,158	$19,755	$18,563

Reported Expenses (GAAP)	$10,928	$10,884	$15,521
Impact of:
Mortgage Settlement	—	—	(3,749)
Adjusted Expenses	$10,928	$10,884	$11,772
Impact of:
FX Translation	—	(5)	(681)
Adjusted Expenses in Constant Dollars	$10,928	$10,879	$11,091

Reported Cost of Credit (GAAP)	$1,648	$1,915	$1,730
Impact of:
Mortgage Settlement	—	—	(55)
Adjusted Cost of Credit	$1,648	$1,915	$1,675

Reported Net Income (GAAP)	$4,846	$4,770	$181
Impact of:
CVA / DVA	196	(47)	(20)
Mortgage Settlement	—	—	(3,726)
Adjusted Net Income	$4,650	$4,817	$3,927
Preferred Dividends	202	128	100
Adjusted Net Income to Common	$4,448	$4,689	$3,827
Reported EPS (GAAP)	$1.51	$1.51	$0.03
Impact of:
CVA / DVA	0.06	(0.02)	(0.01)
Mortgage Settlement	—	—	(1.21)
Adjusted EPS	$1.45	$1.52	$1.24

Average Assets ($B)	$1,840	$1,853	$1,903

Adjusted ROA	1.01%	1.05%	0.83%

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues (GAAP)	$17,797	$17,902	$17,435
Impact of:
CVA / DVA	303	(69)	(32)
Adjusted Revenues	$17,494	$17,971	$17,467
Impact of:
FX Translation	—	(56)	(827)
Adjusted Revenues in Constant Dollars	$17,494	$17,915	$16,640

Reported Expenses (GAAP)	$9,824	$9,727	$10,499
Impact of:
FX Translation	—	(6)	(609)
Expenses in Constant Dollars	$9,824	$9,721	$9,890

Reported Net Income (GAAP)	$4,683	$4,624	$3,673
Impact of:
CVA / DVA	190	(44)	(20)
Adjusted Net Income	$4,493	$4,668	$3,693

Institutional Clients Group
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues (GAAP)	$8,878	$9,028	$8,402
Impact of:
CVA / DVA	303	(69)	(32)
Adjusted Revenues	$8,575	$9,097	$8,434

Reported Net Income (GAAP)	$2,820	$2,928	$2,547
Impact of:
CVA / DVA	190	(44)	(20)
Adjusted Net Income	$2,630	$2,972	$2,567

Citi Holdings
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues (GAAP)	$1,673	$1,834	$1,990
Impact of:
CVA / DVA	9	(4)	(1)
Adjusted Revenues	$1,664	$1,838	$1,991

Reported Expenses (GAAP)	$1,104	$1,157	$5,022
Impact of:
Mortgage Settlement	—	—	(3,749)
Adjusted Expenses	$1,104	$1,157	$1,273

Reported Cost of Credit (GAAP)	$247	$376	$383
Impact of:
Mortgage Settlement	—	—	(55)
Adjusted Cost of Credit	$247	$376	$328

Reported Net Income (GAAP)	$163	$146	$(3,492)
Impact of:
CVA / DVA	6	(3)	—
Mortgage Settlement	—	—	(3,726)
Adjusted Net Income	$157	$149	$234

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Citigroup
($ in Billions)	2Q’15	1Q’15	2Q’14
Reported EOP Loans	$632	$621	$668
Impact of FX Translation	—	0	(27)
EOP Loans in Constant Dollars	$632	$621	$641

Reported EOP Deposits	$908	$900	$966
Impact of FX Translation	—	2	(45)
EOP Deposits in Constant Dollars	$908	$902	$921

Citicorp
($ in Billions)	2Q’15	1Q’15	2Q’14
Reported EOP Loans	$573	$559	$578
Impact of FX Translation	—	0	(25)
EOP Loans in Constant Dollars	$573	$559	$553

Reported EOP Deposits	$900	$888	$913
Impact of FX Translation	—	2	(41)
EOP Deposits in Constant Dollars	$900	$890	$872

Institutional Clients Group
($ in Billions)	2Q’15	1Q’15	2Q’14
Reported Average Loans	$284	$276	$279
Impact of FX Translation	—	(2)	(9)
Average Loans in Constant Dollars	$284	$274	$270

Reported EOP Deposits	$588	$571	$572
Impact of FX Translation	—	3	(28)
EOP Deposits in Constant Dollars	$588	$574	$544

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

Int’l Consumer Banking
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues	$3,726	$3,668	$4,157
Impact of FX Translation	—	(43)	(485)
Revenues in Constant Dollars	$3,726	$3,625	$3,672

Reported Expenses	$2,351	$2,260	$2,771
Impact of FX Translation	—	(20)	(296)
Expenses in Constant Dollars	$2,351	$2,240	$2,475

Reported Credit Costs	$596	$593	$772
Impact of FX Translation	—	(12)	(124)
Credit Costs in Constant Dollars	$596	$581	$648

Reported Net Income	$557	$590	$482
Impact of FX Translation	—	(7)	(36)
Net Income in Constant Dollars	$557	$583	$446

Latin America Consumer Banking
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues	$1,848	$1,835	$2,136
Impact of FX Translation	—	(48)	(341)
Revenues in Constant Dollars	$1,848	$1,787	$1,795

Reported Expenses	$1,162	$1,080	$1,254
Impact of FX Translation	—	(24)	(180)
Expenses in Constant Dollars	$1,162	$1,056	$1,074

Asia Consumer Banking(1)
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues	$1,878	$1,833	$2,021
Impact of FX Translation	—	5	(144)
Revenues in Constant Dollars	$1,878	$1,838	$1,877

Reported Expenses	$1,189	$1,180	$1,517
Impact of FX Translation	—	4	(116)
Expenses in Constant Dollars	$1,189	$1,184	$1,401

(1)  For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	2Q’15	1Q’15	2Q’14
Reported Revenues	$1,955	$1,889	$1,980
Impact of FX Translation	—	1	(115)
Revenues in Constant Dollars	$1,955	$1,890	$1,865

Appendix D: Non-GAAP Financial Measures - Common Equity Tier 1 Capital Ratio and Components(1),(2)

($ in millions)	6/30/2015(3)	3/31/2015	6/30/2014

Citigroup Common Stockholders’ Equity(4)	$205,610	$202,782	$202,165
Add: Qualifying noncontrolling interests	146	146	183
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(5)	(731)	(823)	(1,007)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(6)	474	332	116
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(7)	22,312	22,448	24,465
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,153	4,184	4,506
Defined benefit pension plan net assets	815	897	1,066
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	23,760	23,190	25,139
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(8)	9,538	10,755	12,725

Common Equity Tier 1 Capital (CET1)	$145,435	$141,945	$135,338

Risk-Weighted Assets (RWA)	$1,279,405	$1,283,758	$1,280,845

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.4%	11.1%	10.6%

(1)  Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules.  Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(2)  Certain reclassifications have been made to the prior periods’ presentation to conform to the current period’s presentation.

(3)  Preliminary.

(4)  Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(5)  Citi’s Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(6)  The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital.

(7)  Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(8)  Aside from MSRs, reflects other DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.  At June 30, 2015 and March 31, 2015, the deduction related only to DTAs arising from temporary differences.

Appendix E: Non-GAAP Financial Measures - Tangible Book Value Per Share

($ in millions, except per share amount)	6/30/2015(1)
Total Citigroup Stockholders’ Equity	$219,440
Less: Preferred Stock	13,968
Common Equity	$205,472
Less:
Goodwill	23,012
Intangible Assets (other than MSRs)	4,071
Goodwill and Intangible Assets (other than MSRs) related to Assets Held-for-Sale	274
Tangible Common Equity (TCE)	$178,115

Common Shares Outstanding (CSO)	3,010

Tangible Book Value Per Share (TCE / CSO)	$59.18

(1)  Preliminary.

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; funding valuation adjustments (FVA) on derivatives; and debt valuation adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). See Appendix A. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

(2) Preliminary. Citigroup’s Common Equity Tier 1 Capital ratio under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s Common Equity Tier 1 Capital ratio and related components are subject to, among other things, ongoing regulatory supervision, including review and approval of Citi’s credit, market and operational risk models, additional refinements, modifications or enhancements (whether required or otherwise) to these models and any further implementation guidance in the U.S. For the composition of Citigroup’s Common Equity Tier 1 Capital and ratio, see Appendix D.

(3) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR) under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. Citigroup’s SLR represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE is the sum of the daily average of on-balance sheet assets for the quarter and the average of certain off-balance sheet exposures calculated as of the last day of each month in the quarter, less applicable Tier 1 Capital deductions. Citigroup’s SLR and related components are subject to, among other things, ongoing regulatory supervision and any further implementation guidance in the U.S.

(4) Tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(5) Second quarter 2014 results included a $3.8 billion charge ($3.7 billion after-tax) to settle claims related to legacy residential mortgage-backed securities (RMBS) and collateralized debt obligations (CDOs) issued, structured or underwritten by Citigroup between 2003 and 2008. This charge consisted of $3.7 billion in legal expenses and a $55 million loan loss reserve build, recorded in Citi Holdings.  For additional information, please see Citigroup’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 14, 2014.  Citigroup’s results of operations, excluding this item, are non-GAAP financial measures.  For a reconciliation of these measures to reported results, see Appendix B.

(6) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices B and C.

(7) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.